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                                                                     EXHIBIT 3.4

                              CERTIFICATE OF MERGER

                                       OF

                               MICHAEL FOODS, INC.

                                  WITH AND INTO

                             M-FOODS HOLDINGS, INC.

                                   ----------

                         Pursuant to Section 252 of the

                             General Corporation Law

                                   ----------

          M-Foods Holdings, Inc. ("Holdings"), a Delaware corporation, does hereby certify to the following facts relating to the merger of Michael Foods, Inc., a Minnesota corporation ("MFI"), with and into Holdings (the "Merger"):

          FIRST: The names and jurisdictions of formation or organization of the constituent entities to the Merger are as follows:

                                                           Jurisdiction of
         Name                                          Formation or Organization
         ----                                          -------------------------
Michael Foods, Inc.                                            Minnesota
M-Foods Holdings, Inc.                                         Delaware

          SECOND: An Agreement and Plan of Merger, dated as of November 20, 2003 (the "Agreement and Plan of Merger"), by and between Holdings and MFI has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 252 of the General Corporation Law of the State of Delaware.

          THIRD: The name of the corporation surviving the Merger shall be M-Foods Holdings, Inc. (the "Surviving Corporation"), which name shall be changed to Michael Foods, Inc.

          FOURTH: The Certificate of Incorporation of Holdings as in effect immediately prior to the merger shall be the Certificate of Incorporation of the Surviving Corporation except that Article One and Four shall be amended to read as follows:

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               FIRST: The name of the corporation shall be:

                               MICHAEL FOODS, INC.

          FOURTH: The total number of stock which this corporation is authorized to issue is: 3,000 shares of capital stock, all which shares are common stock, $0.01 par value per share.

          FIFTH: An executed copy of the Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, which is located at 301 Carlson Parkway, Suite 400, Minnetonka, MN 55305.

          SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or member of either constituent entity.

          SEVENTH: That this Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

                                   * * * * * *

     IN WITNESS WHEREOF, M-Foods Holdings, Inc. has caused this Certificate of
Merger to be executed in its corporate name this      day of November, 2003.
                                                 ----

                                        M-FOODS HOLDINGS, INC.
                                        a Delaware corporation


                                        By: /s/ John D. Reedy
                                            ------------------------------------
                                        Name: John D. Reedy
                                        Title: Chief Financial Officer

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